EXHIBIT 99.1

Press Release	Source: U.S. Dry Cleaning Corporation

U.S. Dry Cleaning Corporation Adds More Than 60% to Company Revenues by Completing the Acquisition of the Leading Dry Cleaning Chain in Central California

Tuesday February 19, 8:15 am ET

PALM SPRINGS, CA--(MARKET WIRE)--Feb 19, 2008 -- U.S. Dry Cleaning Corporation (OTC BB:UDRY.OB - News) ("U.S. Dry Cleaning," "USDC"), the first mover in consolidating the nation's dry cleaning industry, today announced it has completed the acquisition of the #1 dry cleaning business in Central California.

The acquisition, completed on February 14, 2008, increases USDC's annual revenues by over 60% and adds approximately $6.5 million in revenue to USDC's existing $10 million annualized run rate.

Under the terms of acquisition, half the purchase price was paid in the form of shares of U.S. Dry Cleaning common stock valued at $1.50 per share. The remaining was paid in a combination of cash and notes, which are convertible into USDC stock at $2.50 per share.

Robert ("Robbie") Y. Lee, CEO of U.S. Dry Cleaning, said, "This profitable chain of stores represents an exceptional financial and strategic addition to our company. With this acquisition, U.S. Dry Cleaning increases its annualized run rate to over $16 million -- nearly doubling our revenues from Fiscal Year 2007."

Mr. Lee continued, "The Jones family has built this company over two generations into a profitable business with a commanding market share. We have invested a great deal of time and effort in preparing for this relationship and enlarging the USDC family. Tom Jones and his family have created one of the premier chains in the nation and have done a wonderful job in building a large base of loyal customers, profitable revenues and most importantly employees committed to incredible customer service."

Tom Jones stated, "This was a very important decision for our company, and we put a great deal of thought and time into making it. In the end we decided the best future for our company, employees and community was to join the USDC family. We believe in the USDC business plan, and we look forward to the benefits of our substantial equity stake. We are excited to be such an integral part of a corporation that is becoming the nation's leading dry cleaning consolidator. With the added corporate resources that USDC can offer as a public company, we expect further increases in our market share."

About U.S. Dry Cleaning Corporation

U.S. Dry Cleaning Corporation's mission is to create the premier national chain in the dry cleaning industry. The Company's management team has extensive experience in retail consolidations and premier dry cleaning operations with a proven operating model. Management intends to rapidly acquire profitable, market-leading operations at accretive valuations. Each acquisition target is expected to be self-sufficient, and field management will remain in place to ease the assimilation.

USDC Management believes the greatest value achieved in any consolidation occurs during the earliest phases. As a result, USDC intends to grow as rapidly as possible to maximize shareholder value.

This release is provided for informational purposes only and should not be construed as a solicitation to invest. U.S. Dry Cleaning Corporation's future operation results are dependent upon many factors, including but not limited to (i) the company's ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) the company's ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the company's control; and (iv) other risk factors discussed in the company's periodic filings with the Securities and Exchange Commission, which are available for review at http://www.sec.gov under "Search for Company Filings."

In accordance with a December 5, 2006 agreement, Consulting For Strategic Growth 1, Ltd. ("CFSG1") provides U.S. Dry Cleaning Corporation ("the Company") with consulting, business advisory, investor relations, public relations and corporate development services. CFSG1 receives only restricted stock as compensation from the Company. CFSG1 may also choose to purchase the Company's common stock and thereafter liquidate those securities at any time it deems appropriate to do so. For more information please visit www.cfsg1.com.

Contact:
     Company Contact
     Rick Johnston
     Director of Shareholder Communications
     Tel: 760-668-1274
     Email: Email Contact
     http://www.usdrycleaning.com

     Investor Relations:
     Stanley Wunderlich
     CEO
     Consulting For Strategic Growth 1
     Tel: 800-625-2236
     Fax: 646-205-7771
     Email: Email Contact
     Web site: http://www.cfsg1.com

Source: U.S. Dry Cleaning Corporation